Exhibit 99.4

News Release

CENTURYLINK ANNOUNCES COMPLETION OF DEBT TENDER OFFER FOR EMBARQ

CORPORATION NOTES

MONROE, La., April 2, 2012 — CenturyLink, Inc. (NYSE: CTL) announced today the completion of the previously announced debt tender offer (the “Offer”) commenced on March 5, 2012 by its wholly-owned subsidiary, Embarq Corporation, for Embarq’s two series of notes listed in the table below (the “Notes”), which expired at 12:00 midnight, New York City time, on March 30, 2012 (the “Expiration Date”).

As of the Expiration Date, approximately $1.14 billion aggregate principal amount of the Notes had been validly tendered and not validly withdrawn, and as of today Embarq accepted for purchase all of these Notes in exchange for aggregate tender offer consideration of approximately $1.30 billion, including accrued interest.

The table below sets forth, for each series of Notes, among other things, the Tender Offer Consideration, the Full Tender Offer Consideration and the aggregate principal amount validly tendered and not withdrawn as of the Expiration Date based on information provided by Global Bondholder Services Corporation, the depositary and information agent for the Offer:

Title of Embarq Corporation Security	CUSIP Number	Acceptance Priority Level	Tender Offer Consideration(1)	Early Tender Payment(2)	Full Tender Offer Consideration(2)	Aggregate Principal Amount Tendered	Percentage of Outstanding Notes Purchased (3)
7.082% Notes due 2016	29078EAB1	1	$1,100.61	$30.00	$1,130.61	$815,763,000	40.8%
6.738% Notes due 2013	29078EAC9	2	$1,042.07	$30.00	$1,072.07	$327,982,000	62.1%

(1)	Per $1,000 principal amount of Notes validly tendered after the Early Tender Date but at or prior to the Expiration Date and accepted for purchase, which is equivalent to the Full Tender Offer Consideration minus the Early Tender Payment.
(2)	Per $1,000 principal amount of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date and accepted for purchase.
(3)	Expressed as a percentage of the principal amount of Notes outstanding at the commencement of the Offer.

Holders of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date received the “Full Tender Offer Consideration” listed in the table above, and holders who validly tendered Notes after such time but at or prior to the Expiration Date received the “Tender Offer Consideration” listed in the table above. In addition, payments for all Notes purchased included accrued interest up to, but not including, today’s settlement date.

CenturyLink expects to record in the first quarter of 2012 a one-time pre-tax charge to net income between $141 million to $144 million related to premiums paid to tendering holders of Notes and estimated transaction costs associated with the Offer.

Barclays Capital Inc. and J.P. Morgan Securities LLC acted as the lead dealer managers for the Offer.

This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. Embarq made the Offer pursuant to the terms and conditions of, the Offer to Purchase dated March 5, 2012 (the “Offer to Purchase”). The complete terms and conditions of the Offer are set forth in the Offer to Purchase and related letter of transmittal previously furnished to holders of Notes.

Embarq may, from time to time, purchase any of the Notes that remain outstanding after the Offer in the open market, in privately negotiated transactions, through additional tender or exchange offers or otherwise, or may redeem such Notes pursuant to the terms of the indenture governing the Notes. Any such future purchases may be on the same terms or on terms that are more or less favorable to holders of Notes than the terms of the Offer.

About CenturyLink

CenturyLink is the third largest telecommunications company in the United States. The company provides broadband, voice, wireless and managed services to consumers and businesses across the country. It also offers advanced entertainment services under the CenturyLink™ Prism™ TV and DIRECTV brands. In addition, the company provides data, voice and managed services to enterprise, government and wholesale customers in local, national and select international markets through its high-quality advanced fiber optic network and multiple data centers. CenturyLink is recognized as a leader in the network services market by key technology industry analyst firms, and is a global leader in cloud infrastructure and hosted IT solutions for enterprises through Savvis, a CenturyLink company. CenturyLink’s customers range from Fortune 500 companies in some of the country’s largest cities to families living in rural America. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations. For more information, visit http://www.centurylink.com/.

Forward Looking Statements

This press release may include certain forward-looking statements, estimates and projections that are based on current expectations only (including estimates of transaction costs), and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of CenturyLink and Embarq. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. CenturyLink undertakes no obligation to update any of its forward-looking statements for any reason.